Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 258321, 333-253881, 333-234769, 333-232303, 333-231126 and 333-230191 on Form S-3 and Registration Statement Nos. 333-200409, 333-203059, 333-225366, 333-226517, 333-231991, 333-231993, 333-237119, 333-237126, 333-238228, 333-252516 and 333-263422 on Form S-8 of our report dated April 27, 2023 (July 7, 2023, as to the effects of the reverse stock split described in Note 1), relating to the financial statements of Evofem Biosciences, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 26, 2024